Exhibit 99.3

AMENDMENT NO. 1 TO JOINT FILING AGREEMENT

This AMENDMENT NO. 1 TO JOINT FILING AGREEMENT (this “Amendment”) is entered into effective as of December 28, 2017, by and among Rivercrest Royalties Holdings, LLC, a Delaware limited liability company (“Holdings”), Yorktown Energy Partners X, L.P., a Delaware limited partnership (“Yorktown”), Yorktown X Company LP, a Delaware limited partnership (“Yorktown Company”), and Yorktown X Associates LLC, a Delaware limited liability company (“Yorktown Associates”; together with Holdings, Yorktown and Yorktown Company, the “Parties” and each a “Party”).

WHEREAS, certain of the Parties are holders, of record or beneficial, of common units representing limited partner interests (“Common Units”) of Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Issuer”);

WHEREAS, the Parties have entered into that certain Joint Filing Agreement, dated as of February 17, 2017 (the “Joint Filing Agreement”), pursuant to which the Parties have agreed, among other things, to jointly file statements on Schedule 13D with respect to the Common Units and other securities of the Issuer, to the extent required by applicable law; and

WHEREAS, on December 5, 2017, all of the Common Units held by Holdings were distributed to its members and, following such distribution, Holdings no longer holds any Common Units or other securities of the Issuer, as disclosed in Amendment No. 2 to the Schedule 13D to be filed by the Parties on December 28, 2017.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, each of the Parties hereby agrees as follows:

1.             Amendment No. 2 to the Schedule 13D shall constitute the exit filing of Holdings.  Holdings shall cease to be a party to the Joint Filing Agreement, effective as of the date hereof.

2.             Except as expressly set forth herein, all of the terms and provisions of the Joint Filing Agreement shall remain in full force and effect.

3.             This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

4.             This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first above written

RIVERCREST ROYALTIES HOLDINGS, LLC

By:	/s/ Bryan H. Lawrence
Bryan H. Lawrence, Chairman of the Board

YORKTOWN ENERGY PARTNERS X, L.P.

By:	Yorktown X Company LP,
its general partner

	By:	Yorktown X Associates LLC,
its general partner

		By:	/s/ Bryan H. Lawrence
Bryan H. Lawrence, Manager

YORKTOWN X COMPANY LP

By:	Yorktown X Associates LLC,
its general partner

	By:	/s/ Bryan H. Lawrence
Bryan H. Lawrence, Manager

YORKTOWN X ASSOCIATES LLC

By:	/s/ Bryan H. Lawrence
Bryan H. Lawrence, Manager